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                                                                    Exhibit 99.4



We hereby consent to the use of Annex A containing our opinion letter dated October 8, 1999 to the Board of Directors of V.I. Technologies, Inc. in the Joint Proxy Statement-Prospectus constituting a part of the Registration Statement on Form S-4 relating to the merger of V.I. Technologies, Inc. with Pentose Pharmaceuticals, Inc. and to the references to our firm in such Joint Proxy Statement-Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.



                                      /s/ Warburg Dillon Read LLC


New York, New York

September 30, 1999